Exhibit 99.1

1001 Louisiana St., Suite 2900

Houston, TX 77002

NYSE: SPN

FOR FURTHER INFORMATION CONTACT:

Paul Vincent, VP of Treasury and Investor Relations, (713) 654-2200

SUPERIOR ENERGY SERVICES RECEIVES NOTICE FROM NYSE REGARDING CONTINUED LISTING STANDARD

Houston, August 12, 2019 – Superior Energy Services, Inc. (NYSE: SPN) (the “Company”) today announced it has received written notice from the New York Stock Exchange (the “NYSE”) that the Company is not in compliance with the NYSE continued listing standard set forth in Rule 802.01C of the NYSE Listed Company Manual, which requires the average closing price of the Company’s common stock to be at least $1.00 per share over a period of 30 consecutive trading days.

In accordance with applicable NYSE procedures, the Company plans to timely notify the NYSE that it intends to cure the $1.00 per share deficiency and has six months following the receipt of the noncompliance notice to cure the deficiency and regain compliance with the NYSE continued listing requirement. The notice has no immediate impact on the listing of the Company’s common stock, which will continue to trade on the NYSE.

The Company intends to actively monitor the closing share price for its common stock and will explore available options, including a reverse stock split, to regain compliance.

About Superior Energy Services

Superior Energy Services (NYSE: SPN) serves the drilling, completion and production-related needs of oil and gas companies worldwide through a diversified portfolio of specialized oilfield services and equipment that are used throughout the economic life cycle of oil and gas wells. For more information, visit: www.superiorenergy.com.

This press release includes forward-looking statements as defined under federal law, including, but not limited to, those related to the company’s intention to regain compliance with the NYSE continued listing standards. These forward-looking statements are generally identified by the words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “may,” “should,” “could,” “will,” “would,” and “will be,” and variations of such words and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are subject to significant risks, assumptions and uncertainties. Known material factors that could cause the Company’s actual results to differ materially from the results contemplated by such forward-looking statements are described in the forward looking statements and risk factors in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, Quarterly Report on Form 10-Q for the quarter ended June 30, 2019 and those risk factors set forth from time to time in other filings with the Securities and Exchange Commission. The Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.

###